Exhibit 99.1

Media Contacts:	Bill Price	Carol Goodrich
	(732) 524-6623	(732) 524-6678
	(732) 668-3735 (M)	(973) 615-4057 (M)

Investor Contacts:	Louise Mehrotra	Stan Panasewicz
	(732) 524-6491	(732) 524-2524
	Lesley Fishman	Tina Pinto
	(732) 524-3922	(732) 524-2034

FOR IMMEDIATE RELEASE

Johnson & Johnson
Announces Dividend Increase of 5.6%

    New Brunswick, NJ (April 28, 2011) -- Johnson & Johnson today announced that its Board of Directors has declared a 5.6% increase in the quarterly dividend rate, from $0.54 per share to $0.57 per share.  The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, NJ.

    “Given our strong financial position, confidence in the future of Johnson & Johnson, and in recognition of our results in 2010, the Board has voted to increase the dividend for the 49th consecutive year,” said William C. Weldon, Chairman and Chief Executive Officer of the Company.

    At the new rate, the indicated dividend on an annual basis is $2.28 per share compared to the previous rate of $2.16 per share.  The next quarterly dividend is payable on June 14, 2011 to shareholders of record as of May 31, 2011.

About Johnson & Johnson

    Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 115,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

                 (This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

###